UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
September 1, 2008

NETWORK CN INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30264	11-3177042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21/F., Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong
(Address of Principal Executive Offices)	(Zip Code)

(852) 2833-2186
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

On September 1, 2008, NCN Group Limited, a British Virgin Islands corporation (“Seller”) and wholly-owned subsidiary of Network CN Inc. (the "Company") entered into a Stock Purchase Agreement (the "Agreement") with Zhanpeng Wang, an individual (“Buyer”).  Under the Agreement, simultaneously with signing, Seller sold to Buyer, all of the issued and outstanding shares of capital stock of NCN Management Services Limited, a British Virgin Islands corporation (“NCN Management Services”), for a purchase price of HK$1,350,000, or approximately US$173,000, in cash. Prior to this transaction, there was no material relationship between the Buyer and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any director or officer of the Company.

The Buyer acquired NCN Management Services along with its subsidiaries, which include NCN Hotels Investment Limited, a British Virgin Islands corporation, NCN Pacific Hotels Limited, a British Virgin Islands corporation, and a NCN Management Services’ 55% interest (through trust) in Guangdong Tianma International Travel Service Co., Ltd., a PRC corporation (“Tianma”).

The Company through Tianma provides agency tour services from which the Company earned substantial revenue. As the tour industry is highly fragmented and intensely competitive, Tianma’s operating results were immaterial to the Company. The Company also determined that the above transaction does not meet the significant asset test. The Company believed that it was in the best interest of the Company to dispose of its entire agency tour service business in order to focus on developing its media business.

The foregoing description of the Agreement is qualified in its entirety by reference to such Agreement, filed as Exhibit 10.1 hereto, which is incorporated by reference herein.

Item 9.01           Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement dated as of September 1, 2008, between Zhanpeng Wang, an individual, and NCN Group Limited, a British Virgin Islands corporation.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NETWORK CN INC.

Date: September 3, 2008	By:	/s/ Daley Mok
Daley Mok
Chief Financial Officer